Exhibit 99.1
2929 Seventh Street, Suite 100
Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Jane M. Green, PhD
Vice President, Corporate Communications
Phone (510) 665-4630
Email: jgreen@dvax.com
DYNAVAX ANNOUNCES THIRD QUARTER 2005
FINANCIAL RESULTS
BERKELEY, CA — October 27, 2005 — Dynavax Technologies Corporation (Nasdaq: DVAX) today reported financial results for the third quarter 2005.
Total revenues for the quarter ended September 30, 2005 were $0.4 million compared to $3.7 million for the same period in 2004. Revenues in the third quarter 2005 reflect a decrease in collaboration revenue following the March 2005 ending of the allergy collaboration between Dynavax and UCB Farchim (UCB) and the return to Dynavax of full rights to its allergy program. Revenues in the third quarter 2005 derive from grants awarded by the National Institute of Allergy and Infectious Diseases and by the Alliance for Lupus Research. For the nine months ended September 30, 2005, total revenues were $14.1 million, compared to $12.4 million for the same period in 2004. Collaboration revenue of $12.2 million for the nine months ended September 30, 2005 included a one-time non-cash amount of $7.0 million resulting from the accelerated recognition of deferred revenue from an upfront payment the Company received from UCB in 2004.
Total operating expenses for the quarter ended September 30, 2005 were $9.1 million compared to $7.9 million for the same period in 2004. The increase in operating expenses is primarily due to increased clinical trial and manufacturing activities related to TOLAMBA™ the Company’s ragweed allergy immunotherapy, and its HEPLISAV™ hepatitis B vaccine, as well as overall organizational growth and expenses incurred to support public company compliance requirements. Total operating expenses for the nine months ended September 30, 2005 were $27.1 million, compared to $23.7 million for the same period in 2004.
Net loss for the quarter ended September 30, 2005 was $8.3 million, or $0.33 per diluted share, compared to a net loss of $4.0 million, or $0.16 per diluted share for the same period in 2004. The increase in net loss was primarily driven by the decline in collaboration revenue. Net loss for the nine months ended September 30, 2005 was $11.8 million or $0.48 per diluted share, compared to net loss of $10.8 million, or $0.54 per diluted share for the same period in 2004. The increase in net loss for the nine months ended September 30, 2005 resulted primarily from the increased operating expenses associated with our clinical programs.
As of September 30, 2005, cash, cash equivalents and marketable securities totaled $50.7 million compared to $65.8 million at December 31, 2004. On October 14th, after the close of the third quarter, Dynavax announced the closing of an underwritten public offering of 5,000,000 shares of its common stock at a price to public of $6.25 per share. The offering was made under the company’s existing shelf registration statement and resulted in net proceeds to the company of approximately $29.4 million, after payment of underwriting discounts and commissions, but excluding estimated offering expenses. Dynavax has also granted the underwriters a thirty (30) day option after October 10, 2005 to purchase up to an additional 750,000 shares of common stock to cover over-allotments, if any.
“We believe that Dynavax delivered a strong third quarter 2005 performance, highlighted by continued progress in advancing our lead clinical programs, TOLAMBA for ragweed allergy immunotherapy and HEPLISAV for HBV prophylaxis,” said Dino Dina, MD, president and chief executive officer. “Over the next several months, we anticipate several presentations at medical meetings that we believe underscore the value of these programs and the breadth of our clinical development pipeline. These presentations include: Phase 1 data showing the safety of TOLAMBA in children, to be presented in November at the annual meeting of the American College of Allergy, Asthma and Immunology; positive primary endpoint results from the Phase 2/3 trial of HEPLISAV in difficult to immunize adults, to be presented at ICAAC in December; and data from an ongoing Phase 2 trial in Non-Hodgkin’s Lymphoma, to be presented at the annual meeting of the American Society of Hematology in December.”
Continued Dr. Dina: “Our recently-completed follow-on offering was designed to strengthen our ability to conduct large-scale clinical trials for our lead programs — an effort we anticipate will expand significantly in 2006. We intend to continue to exercise fiscal restraint while focusing resources on programs with the highest therapeutic and commercial potential, and to aggressively pursue strategic business alliances designed to enhance and accelerate the advancement of key development programs.”
Outlook
The following statements are forward-looking and are based on current expectations. Actual results may differ materially. Except as expressly set forth below, these statements do not include the potential impact of any equity offerings, business collaborations or other transactions that may be closed or entered into after September 30, 2005.
We are revising our operating expenses outlook for 2005 to reflect decreased spending through September 30, 2005. We now anticipate operating expenses for 2005, excluding non-cash stock-based compensation, to be in the range of $38 million to $40 million.
We are revising our cash outlook for 2005 to reflect decreased operating expenses as well as $29.4 million in net proceeds from the underwritten public offering of 5,000,000 shares of common stock at a price of $6.25 per share, completed October 14, 2005. We now anticipate cash, cash equivalents and marketable securities should be in the range of $65 million to $68 million at the end of 2005.
Dynavax will hold a conference call to discuss third quarter 2005 financial results today at 5:00 p.m. Eastern. Interested parties may listen to the webcast live at http://www.dynavax.com by clicking on the “Events” tab under the heading, “Investors.” The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents, at http://www.streetevents.com. A telephonic replay will be available through November 3, 2005 by dialing 888.286.8010, access code: 38000186. International callers can dial 617.801.6888, access code: 38000186.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Dynavax’s pipeline includes: TOLAMBA™, a ragweed allergy immunotherapeutic, currently in a large-scale Phase 2/3 clinical trial, and in a supportive clinical trial in ragweed allergic children; HEPLISAV™, a hepatitis B vaccine that is currently in a pivotal Phase 3 clinical trial; a cancer therapy currently in a Phase 2 clinical trial; and an asthma immunotherapeutic that has shown preliminary safety and pharmacology in a Phase 2a clinical trial.
Dynavax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements regarding the company’s intention to continue to exercise fiscal restraints while focusing resources on programs with the highest therapeutic and commercial potential, the company’s intention to aggressively pursue strategic business alliances, the company’s outlook for anticipated operating expenses for 2005, the company’s outlook for cash, cash equivalents and marketable securities at the end of 2005, and statements related to plans to advance its clinical programs in ragweed allergy, hepatitis B and cancer and the commercial opportunities for those programs. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” ”slated,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Dynavax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, risks relating to: the progress and timing of its anticipated Phase 3 clinical trials in ragweed allergy and hepatitis B; the presentation of data for its ragweed allergy, hepatitis B vaccine and cancer programs at medical meetings in the fourth quarter; difficulties or delays in developing, testing, obtaining regulatory approval of, producing and marketing its products; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; its ability to maintain effective financial planning and internal controls; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K filed on March 18, 2005, Dynavax’s quarterly report on Form 10-Q filed on May 9, 2005 and Dynavax’s Prospectus Supplement filed on October 11th, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Dynavax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
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DYNAVAX TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Collaboration revenue	$—	$3,769	$12,199	$11,644
Grant revenue	404	(109)	1,856	713

Total revenues	404	3,660	14,055	12,357
Operating expenses:
Research and development (1)	6,797	5,928	19,945	17,709
General and administrative (2)	2,319	2,017	7,132	6,013

Total operating expenses	9,116	7,945	27,077	23,722

Loss from operations	(8,712)	(4,285)	(13,022)	(11,365)
Interest income, net	428	252	1,229	557

Net loss	$(8,284)	$(4,033)	$(11,793)	$(10,808)

Basic and diluted net loss per share	$(0.33)	$(0.16)	$(0.48)	$(0.54)

Shares used to compute basic and diluted net loss per share	24,751	24,609	24,740	20,034

(1)	Research and development expenses included non-cash stock-based compensation charges of $0.1 million and $0.4 million for the three and nine months ended September 30, 2005, respectively, and $0.3 million and $1.1 million for the three and nine months ended September 30, 2004, respectively.
(2)	General and administrative expenses included non-cash stock-based compensation charges of $0.2 million and $0.5 million for the three and nine months ended September 30, 2005, respectively, and $0.4 million and $0.9 million for the three and nine months ended September 30, 2004, respectively.
DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	September 30,	December 31,
	2005	2004
Cash, cash equivalents and marketable securities	$50,729	$65,844
Total assets	$56,702	$73,646
Total stockholders’ equity	$49,578	$59,876